July 16, 1996


BY HAND DELIVERY

Board of Directors
First Bancshares, Inc.
131 Main Street
Grove Hill, Alabama 36451

Gentlemen:

     On behalf of United Security Bancshares, Inc., ("United") and United Security Bank, I am pleased to submit the following merger-of-equals proposal:

     1. Merger. Subject to the terms and conditions set forth in this letter and to a complete due diligence review of each party to this letter and the negotiation and execution of a Definitive Agreement and Plan of Reorganization (the "Definitive Agreement"), United proposes a "merger of equals" whereby First Bancshares, Inc. ("FBI") will be merged with and into United and the subsidiary banks of each party would be merged into one entity. The Definitive Agreement will contain a requirement of applicable regulatory and shareholder approvals, among other terms, conditions, representations and indemnifications from parties as are customary in transactions of this nature.

     By executing this letter, FBI represents to us that there are currently outstanding 239,843 shares of common stock of FBI (the "Common Stock"), and there are no other options, warrants, rights or convertible securities (collectively, the "Rights") that are exercisable for shares of Common Stock or other equity securities of any description of FBI. If the transaction is consummated, each share of Common Stock will be converted into 5.8321 shares of common stock of United. The exchange ratio will be adjusted for any stock splits and stock dividends declared subsequent to the date of this letter.

     2. Due Diligence: Confidentiality. United and FBI agree to hold any materials obtained from the other party in confidence and to use such materials only to evaluate the proposed transaction. If the proposed transaction is not consummated, each party shall promptly return all such materials. Nothing contained herein shall preclude either party from using information publicly available or received from third parties for purposes other than the proposed transaction.

Board of Directors
First Bancshares, Inc.
July 16, 1996
Page 2

     3. Board of Directors. All directors of FBI at closing shall become directors of United. Directors of United will select the board of the combined banking institution, which will be comprised of twelve directors, six from each institution. Prior to the proposed merger, the respective boards of United and FBI shall meet, evaluate and mutually agree upon the following items:

          a)  a name for the resulting organization;

          b)  policies for the new organization; and

          c)  other matters that the parties may deem appropriate.

     4. Executive Officers. At closing, Jack Wainwright, currently President and Chief Executive Officer of United, shall enter into a three-year contract to continue as President and Chief Executive Officer of the resulting entity, and Fred Huggins, currently Chairman and Chief Executive Officer of FBI, shall serve as chairman and CEO of a finance subsidiary of the resulting organization.

     The Chairman of the resulting holding company will be Jim Miller, with Fred Huggins and Ray Sheffield serving as Vice Chairmen. The Chairman of the resulting bank will be Fred Huggins, with Don Nichols and Hardie Kimbrough serving as Vice Chairmen.

     5. Incentive Program. United and FBI shall use their best efforts to develop a stock option or other incentive program to enhance the retention of key senior officers at both organizations.

     6. Bylaw Changes. The resulting entity will adopt amendment(s) to its bylaws providing for super majority voting provisions that will require a two-thirds (66.7%) board majority to approve significant corporate events or changes in its senior management.

     7. Reciprocal Options. United and FBI shall simultaneously execute and deliver the option agreements attached hereto as Exhibits A and B.

     8. Other Negotiations: Board Approvals. Upon the signing of this letter of intent, United and FBI shall discontinue any discussions with any party other than the respective parties hereto with respect to the sale of any assets or stock of United or FBI, or the merger of United or FBI with a third party, and neither United nor FBI shall solicit, review or accept any proposal from any third party with respect to any such sales. The respective boards of directors of United and FBI have unanimously approved the proposed transaction, subject to an acceptable due diligence investigation and any necessary approvals, and each such board (and all members thereof) has agreed to use its best efforts to enter into the Definitive Agreement and to obtain the necessary regulatory and shareholder approvals.

     9. Closing. United and FBI agree to use their best efforts to effect a closing of the transactions contemplated herein no later than December 31, 1996.

Board of Directors
First Bancshares, Inc.
July 16, 1996
Page 3

     10. Public Announcements. United and FBI agree that any announcement or disclosure relating to the proposed transaction shall be made only with the consent of both United and FBI, which consent shall not be unreasonably withheld, unless such disclosure is required by law and time does not permit the obtaining of such consent, or such consent is withheld.

     11. Expenses. Each party to this letter of intent shall bear its own expenses, except as specifically provided to the contrary.

     12. Best Efforts. United and FBI shall use their best efforts to enter into the Definitive Agreement and to consummate the transactions provided for herein. Notwithstanding the foregoing, except for the provisions set forth in paragraph 7 and 8, this letter of intent is not intended to be a legally binding contract, nor is it intended to confer any legal rights or remedies on the parties hereto. If a Definitive Agreement has not been signed by both parties on or before August 19, 1996, then this proposal will be terminated and of no further force and effect, unless extended by mutual written consent of the parties hereto; except that the confidentiality agreement contained in paragraph 2 herein shall survive.

     This proposal will be considered withdrawn at 5:00 p.m., July 16, 1996, if we have not received a favorable response from you by that time.

     We hope this meets with your approval. If additional information is needed or further discussion is required, please let us know.


                         For the Board of Directors of United



                         By:  /s/ Jack M. Wainwright, III
                                   Jack M. Wainwright, III
                         Its: President and Chief Executive Officer






Accepted and Agreed to this 16th
day of July, 1996.


For the Board of Directors of FBI




By:       /s/ Fred L. Huggins
          Fred Huggins
Its:      President and Chief Executive Officer